UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 2, 2013

Graymark Healthcare, Inc.

(Exact Name of Registrant as Specified in Charter)

Oklahoma	001-34171	20-0180812
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

204 N. Robinson Ave., Suite 400

Oklahoma City, Oklahoma 73102

(Address of Principal Executive Offices) (Zip Code)

(405) 601-5300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 2, 2013, the Company issued a promissory note in the original principal amount of $351,709.60 in favor of Roy T. Oliver (the “Note”). The principal amount of the Note represents the amount Mr. Oliver, a Guarantor under the Loan Agreement, paid to Arvest in satisfaction of principal and interest payments that the Company was required to make.

The Note is bears interest at an annual rate of 8.0% and is unsecured and subordinated to the Loan Agreement. In the event the Company defaults on the Note, and the event of default is not cured in a timely manner, the lender has the right to declare the outstanding principal and accrued and unpaid interest immediately due and payable. Events of default under the Note include the failure of the Company to pay the Note when due, the Company’s assignment for the benefit of creditors or admission of its inability to pay debts as they become due, the commencement of bankruptcy or similar proceedings by or against the Company. or an event of default occurs under the Loan Agreement. The Note matures on June 30, 2013 provided that, if the Loan Agreement as in effect on such maturity date does not permit the Company to repay the Note, then the maturity date is continued until such time as the Arvest loan is refinanced or the provisions of the Loan Agreement permits repayment.

A copy of the Note is filed herewith as Exhibit 10.1 and is incorporated herein by reference. The foregoing summary of the Note is qualified in its entirety by reference to the exhibits filed herewith.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Promissory Note, dated April 2, 2013, in favor of Roy T. Oliver.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2013	GRAYMARK HEALTHCARE, INC.

	By:	/s/ Stanton Nelson
Stanton Nelson, Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Promissory Note, dated April 2, 2013, in favor of Roy T. Oliver.